UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 7, 2012
 Progress Software Corporation
(Exact name of registrant as specified in its charter)

Commission file number: 0-19417

Massachusetts	04-2746201
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)
14 Oak Park
Bedford, Massachusetts 01730
(Address of principal executive offices, including zip code)
(781) 280-4000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 10, 2012, Progress Software Corporation (the "Company”) issued a press release announcing the appointment of Philip M. Pead, Executive Chairman and interim Chief Executive Officer, as President and Chief Executive Officer, effective December 7, 2012.  Mr. Pead has served as a member of the Company's Board of Directors since July 2011 and, in May 2012, he was elected Non-Executive Chairman of the Board of Directors of the Company. In October 2012, Mr. Pead became Executive Chairman in connection with the announcement that Jay H. Bhatt, the Company's former President and Chief Executive Officer, would leave the Company and, in November 2012, Mr. Pead became interim Chief Executive Officer upon Mr. Bhatt's departure.

In connection with his appointment as President and Chief Executive Officer, Mr. Pead resigned as Executive Chairman and John R. Egan, a current member of the Company's Board of Directors, was elected Non-Executive Chairman of the Board of Directors. In addition, Mr. Egan was replaced on the Audit Committee of the Board of Directors by Ram Gupta, a current member of the Company's Board of Directors.

Until May 2012, Mr. Pead was Chairman of the Board of Directors of Allscripts Health Solutions (NASDAQ: MDRX), a leading health-care information technology company. Mr. Pead was formerly the President and Chief Executive Officer of Eclipsys Corporation, a leading provider of enterprise clinical and financial software for hospitals, which was merged with Allscripts in August 2010. Mr. Pead has over twenty-five years experience in the software industry, working in executive roles in several publicly and privately held companies, including Per-Se Technologies, Dun & Bradstreet Corporation and Attachmate Corporation.

Mr. Pead's Employment Agreement

In connection with his appointment as the Company's President and Chief Executive Officer, Mr. Pead has entered into an employment agreement with the Company, effective as of December 7, 2012, setting forth Mr. Pead's compensation and certain other terms. Pursuant to this employment agreement, Mr. Pead will be paid a base salary of $650,000 per year and he will be eligible to participate in our Corporate Bonus Plan at an aggregate annual target rate of 100% of his base salary. This employment agreement also provides that Mr. Pead is to receive a new hire equity award of 300,000 restricted stock units (“RSUs”) and 200,000 performance share units (“PSUs”). Mr. Pead will be eligible for additional future equity awards as customarily granted to executive officers beginning in fiscal year 2014, as determined by the Compensation Committee of the Board of Directors. Mr. Pead is no longer subject to any compensation as a member of the Company's Board of Directors.

On the date that the Compensation Committee awards FY13 annual equity compensation to executive officers, but, in any event, no later than January 31, 2013, Mr. Pead's new hire equity award will be issued. Subject to continued employment, the RSUs will vest in equal installments semi-annually over three years, with the first such vest to occur on October 1, 2013 and the remaining installments vesting every six months thereafter. Subject to continued employment, the PSUs will be earned and vest in accordance with the following schedule: The PSUs will be earned based upon the achievement of one-year FY13 measurement targets within the following performance metrics: Revenue growth, free cash flow growth and operating income growth, in each case, on a non-GAAP basis as publicly reported by the Company. The targets will be determined by the Compensation Committee in consultation with Mr. Pead at the time of grant of the PSUs. Upon determination of the PSUs earned, if any, the PSUs will convert to RSUs, with one-third of the RSUs vesting on April 1, 2014 and the remainder vesting every six months over the next two years.

Mr. Pead's employment agreement also provides that in the event that his employment is terminated as a result of an “Involuntary Termination” (as defined below), he will be eligible to receive the following severance and other benefits: (a) the payment of cash severance equal to eighteen (18) months of total target cash compensation as of the date of termination, which will be paid over eighteen (18) months, (b) the continuation, for a period of eighteen (18) months, of benefits that are substantially equivalent to the benefits (medical, dental, vision and life insurance) that were in effect immediately prior to termination, and (c) eighteen (18) months of acceleration of unvested stock options and RSUs. Receipt of the severance and benefits is subject to the execution of a standard separation and release agreement. Separation payments upon any Involuntary Termination of Mr. Pead's employment within twelve months following a change in control would be governed by the Employee Retention and Motivation Agreement described below and not by Mr. Pead's employment agreement.

An “Involuntary Termination” is defined in the employment agreement as a termination of employment by the Company other than for “Cause” (as defined in the employment agreement), disability or death or a termination by Mr. Pead as a result of certain events occurring without his consent such as an assignment to him of duties, a significant reduction of his duties, either of which is materially inconsistent with his position prior to the assignment or reduction, or the removal of Mr. Pead from such position (which includes a failure to nominate or elect him to the Board of Directors), a material reduction in Mr. Pead's base salary or target bonus, a relocation of Mr. Pead to a facility or location more than fifty miles from his then present location or a material breach of the employment agreement by the Company.

Mr. Pead's employment agreement also includes non-competition and related covenants. The non-competition covenant will be in effect for the duration of the period in which severance and other benefits are paid. The non-competition covenant relates to certain businesses with similar product areas and activities as the Company.

Mr. Pead's Employee Retention and Motivation Agreement

The Company and Mr. Pead have also entered into an Employee Retention and Motivation Agreement (“ERMA”), which provides certain compensation and benefits if his employment is involuntarily terminated within twelve (12) months of a change in control of the Company. If an Involuntary Termination of Mr. Pead's employment occurs under other circumstances, the severance terms of his employment agreement, as described above, would control and not the ERMA. Any successor to the Company following a change in control (whether by merger, stock purchase or otherwise) must assume the obligations under the ERMA.

Benefits upon change in control

Under the ERMA, upon a change in control of the Company, Mr. Pead's annual cash bonus award would be fixed and guaranteed at his target level. Payment of this bonus will immediately occur on a pro-rata basis with respect to the elapsed part of the relevant fiscal year.

The ERMA also provides that upon a change in control, all outstanding unvested options and restricted equity held by Mr. Pead would fully accelerate, unless the acquirer assumes all such options and restricted equity. If such outstanding stock options and shares of restricted equity held by Mr. Pead are continued by the Company or assumed by its successor entity, then vesting will continue in its usual course.

Benefits upon Involuntary Termination within 12 months of change in control

In the event of an “Involuntary Termination” of Mr. Pead's employment within twelve (12) months following a change in control, all remaining outstanding options and restricted equity held by Mr. Pead would automatically become vested, Mr. Pead would be entitled to receive a lump sum payment equal to eighteen (18) months of his total target compensation, and his benefits (medical, dental, vision and life insurance) would continue for eighteen months. The definition of “Involuntary Termination” in the ERMA is substantially identical to the definition included in Mr. Pead's employment agreement, and described above.

In the event that any amounts provided for under his ERMA or otherwise payable to Mr. Pead would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and be subject to the related excise tax, Mr. Pead would be entitled to receive either full payment of the benefits under the agreement or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greatest amount of after-tax benefits to Mr. Pead.

Mr. Pead's employment agreement and the ERMA were approved by the Board of Directors upon the recommendation of the Compensation Committee of the Board of Directors and following consultation with the Compensation Committee's independent compensation consultant. The preceding description of Mr. Pead's employment agreement and ERMA is qualified in its entirety by reference to the full text of the employment agreement and ERMA filed as Exhibits 10.1 and 10.2, respectively, to this Form 8-K and incorporated herein by reference.

Except as described herein, there are no arrangements or understandings between Mr. Pead and any other person pursuant to which he was appointed to his new position. There are no family relationships between Mr. Pead and any of the Company's directors or executive officers, nor is the Company aware, after inquiry of Mr. Pead, of any related-person transaction or series of transactions required to be disclosed under the rules of the Securities and Exchange Commission.

7.01 Regulation FD Disclosure

On December 10, 2012, the Company issued a press release announcing Mr. Pead's appointment as President and Chief Executive Officer, a copy of which is furnished as Exhibit 99.1.

9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, dated December 7, 2012, by and between Progress Software Corporation and Philip M. Pead
10.2	Employee Retention and Motivation Agreement, dated as of December 7, 2012, by and between Progress Software Corporation and Philip M. Pead
99.1	Press release issued by Progress Software Corporation, dated December 10, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	December 13, 2012	Progress Software Corporation

		By:	/s/ Melissa H. Cruz
Melissa H. Cruz
Senior Vice President, Finance and Administration and Chief Financial Officer